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Exhibit 99.1


EPL Technologies Makes Announcement

PHILADELPHIA - (BUSINESS WIRE) -- Dec. 13, 1999 -- EPL Technologies, Inc. (Nasdaq: EPTG-news) today announced transactions related to the Series D Convertible Stock (the "Transactions") and a credit arrangement whereby the Company borrowed $3.5 million (the "Loan"). In connection with the Transactions and the Loan, the Company issued approximately 4.898 million shares of its Common Stock (the "Common Stock Offering") and Warrants ("Warrants") to purchase approximately 2.529 million shares of its Common Stock (the "Warrants Offering") in transactions not involving a public offering. Neither the Common Stock nor the Warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The purpose of the Common Stock and Warrant Offerings was to raise capital and obtain the Loan. The Warrants are exercisable for a term of five years and carry an exercise price equal to the market price of the Company's Common Stock on the date of their issuance. The Company also agreed to provide certain registration rights with respect to the Common Stock and Warrant Offerings.

EPL Technologies, Inc. develops, manufactures and markets proprietary processing technologies, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.

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Contact:

         Cameron Associates
         Kevin McGrath, Investor Relations
         (212) 245-8800
         E-mail: kevin@cameronassoc.com


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